Exhibit 14

SUPPORT AGREEMENT

THIS AGREEMENT is made as of the 16 day of March, 2018.

BETWEEN:

John Antwi

(the “Shareholder”)

- and –

Hecla Mining Company, a corporation existing under the laws of the State of Delaware (the “Purchaser”)

WHEREAS:

A.

the Shareholder is the registered and/or beneficial owner of that number of issued and outstanding common shares, incentive stock options, restricted share units, deferred share units and/or share purchase warrants in the capital of Klondex Mines Ltd. (the “Company”), a corporation existing under the laws of British Columbia, set forth on the Shareholder’s signature page attached to this Agreement;

B.

the Purchaser, 1156291 B.C. Unlimited Liability Company, a wholly owned subsidiary of the Purchaser, and the Company have entered into an arrangement agreement concurrently with the entering into of this Agreement (the “Arrangement Agreement”) and propose, subject to the terms and conditions of the Arrangement Agreement, to consummate an arrangement as set forth in the plan of arrangement attached to the Arrangement Agreement (the “Arrangement”); and

C.	the Shareholder acknowledges that the Purchaser would not enter into the Arrangement Agreement but for the execution and delivery of this Agreement by the Shareholder.

NOW THEREFORE this Agreement witnesses that, in consideration of the premises and the covenants and agreements herein contained, the parties hereto agree as follows:

Article 1
INTERPRETATION

Section 1.1     Definitions

All terms used in this Agreement that are not defined herein and that are defined in the Arrangement Agreement shall have the respective meanings ascribed to them in the Arrangement Agreement.

For the purposes of this Agreement:

“Subject DSUs” means that number of Company DSUs set forth on the Shareholder’s signature page attached to this Agreement, being all of the Company DSUs owned legally or beneficially by the Shareholder or over which the Shareholder exercises control or direction;

“Subject Options” means that number of Options set forth on the Shareholder’s signature page attached to this Agreement, being all of the Options owned legally or beneficially by the Shareholder or over which the Shareholder exercises control or direction;

“Subject RSUs” means that number of Company RSUs set forth on the Shareholder’s signature page attached to this Agreement, being all of the Company RSUs owned legally or beneficially by the Shareholder or over which the Shareholder exercises control or direction;

“Subject Securities” means, collectively, the Shareholder’s Subject Shares, Subject Options, Subject RSUs, Subject DSUs and Subject Warrants;

“Subject Shares” means that number of Company Shares set forth on the Shareholder’s signature page attached to this Agreement, being all of the Company Shares owned legally or beneficially, either directly or indirectly, by the Shareholder or over which the Shareholder exercises control or direction, either directly or indirectly, and shall further include any Company Shares issued upon the exercise by the Shareholder of Company Options, Company Warrants, Company RSUs or otherwise acquired by the Shareholder after the date hereof; and

“Subject Warrants” means that number of Company Warrants set forth on the Shareholder’s signature page attached to this Agreement, being all of the Company Warrants owned legally or beneficially by the Shareholder or over which the Shareholder exercises control or direction.

Article 2
COVENANTS

Section 2.1     General Covenants of the Shareholder

The Shareholder hereby covenants and agrees in favour of the Purchaser that, from the date hereof until the termination of this Agreement in accordance with Article 4, except as permitted by this Agreement:

(a)	subject to Section 5.1, the Shareholder shall not, directly or indirectly, through any officer, director, employee, representative, agent or otherwise, and shall not permit any such person to:

(i)

solicit, assist, initiate, knowingly encourage or otherwise facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of the Company or entering into any form of agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal;

(ii)

enter into or otherwise engage or participate in any substantive discussions or negotiations with any person (other than the Purchaser and its affiliates) regarding any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal;

(iii)	withdraw, amend, modify or qualify, or publicly propose or state an intention to withdraw, amend, modify or qualify support for the transactions contemplated by the Arrangement Agreement;

(iv)	accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend any publicly disclosed Acquisition Proposal; or

(v)	accept or enter into or publicly propose to accept or enter into any agreement, understanding or arrangement in respect of an Acquisition Proposal;

(b)

the Shareholder will immediately cease and cause to be terminated any existing solicitation, discussion or negotiation commenced prior to the date of this Agreement with any person (other than the Purchaser) by such Shareholder or, if applicable, any of its officers, directors, employees, representatives or agents with respect to any potential Acquisition Proposal, whether or not initiated by the Shareholder or any of its officers, directors, employees, representatives or agents;

(c)

the Shareholder agrees not to directly or indirectly sell, transfer, assign, grant a participation interest in, option, pledge, hypothecate, grant a security interest in or otherwise convey or encumber (each, a “Transfer”), or enter into any agreement, option or other arrangement with respect to the Transfer of, any of its Subject Securities to any person, other than pursuant to the Arrangement Agreement;

(d)

subject to Section 5.1, the Shareholder shall not take any other action of any kind, directly or indirectly, which would reasonably be expected to reduce the success of, or delay or interfere with the completion of the transactions contemplated by the Arrangement Agreement, unless otherwise directed in writing by the Purchaser;

(e)

subject to Section 5.1, the Shareholder shall as a holder of Subject Securities cooperate with the Company and the Purchaser to successfully complete the Arrangement and the other transactions contemplated by the Arrangement Agreement and this Agreement and to oppose any of the matters listed in Section 2.1(b) provided that nothing in this Agreement shall oblige the Shareholder to provide to the Purchaser any proxy, voting instructions, power of attorney or similar instrument regarding the voting of the Subject Securities in favour of the resolutions approving the Arrangement Agreement and the transactions contemplated by the Arrangement Agreement at the Company Meeting or any other meeting of securityholders of the Company at which such matters are considered; and

(f)	the Shareholder shall not exercise any rights of appraisal or rights of dissent from the Arrangement or the transactions contemplated by the Arrangement Agreement that the Shareholder may have.

Section 2.2     Co-operation/Alternative Transaction

If the Purchaser and the Company conclude after the date of this Agreement that it is necessary or desirable to proceed with a form of transaction other than pursuant to the Arrangement Agreement (including, without limitation, a take-over bid) whereby the Purchaser and/or its affiliates would effectively acquire all the Subject Shares on economic terms and other terms and conditions having consequences to the Shareholder that are substantially equivalent to or better than those contemplated by the Arrangement Agreement (any such transaction is referred to as an “Alternative Transaction”), the Shareholder agrees to (as applicable) support the completion of the Alternative Transaction in the same manner as this Agreement provides with respect to the Arrangement, including, in the case of a take-over bid, by causing all of the Shareholder’s Subject Shares to be validly tendered in acceptance of such take-over bid together with the letter of transmittal and, if applicable, notice of guaranteed delivery, and any other documents required in accordance with such take-over bid, and will not withdraw the Shareholder’s Subject Shares from such take-over bid except as expressly otherwise provided in this Agreement.

Section 2.3     Covenants of the Purchaser

The Purchaser hereby agrees to comply with its obligations under the Arrangement Agreement. The Purchaser hereby agrees and confirms to the Shareholder that it shall use its commercially reasonable efforts to complete the Arrangement and cause the Consideration to be made available to pay for the Subject Securities in accordance with and subject to the terms and conditions of the Arrangement Agreement and the Plan of Arrangement. The Purchaser hereby covenants and agrees that it shall not, without the prior written consent of the Shareholder: (i) decrease the Consideration payable per Subject Security pursuant to the Arrangement; (ii) change the amount or form of Consideration payable pursuant to the Arrangement (other than to increase the total Consideration per Subject Security or to add additional Consideration); (iii) impose additional conditions to completion of the Arrangement; or (iv) otherwise substantively vary the Arrangement or any terms or conditions thereof in a manner that is materially adverse to shareholders of the Company.

Article 3
REPRESENTATIONS AND WARRANTIES

Section 3.1     Representations and Warranties of the Shareholder

The Shareholder hereby represents and warrants to and covenants with the Purchaser as follows, and acknowledges that the Purchaser is relying upon such representations, warranties and covenants in entering into this Agreement and the Arrangement Agreement:

(a)

Incorporation; Capacity; Authorization. Where the Shareholder is a corporation, it is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation; it has the requisite corporate power and capacity and has received all requisite approvals to execute and deliver this Agreement and to perform its obligations hereunder. Where the Shareholder is not a corporation, he, she or it has the power and capacity and has received all requisite approvals to execute and deliver this Agreement and to perform his, her or its obligations hereunder.

(b)

Enforceable. This Agreement has been duly executed and delivered by the Shareholder and constitutes a legal, valid and binding obligation, enforceable against the Shareholder in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditors’ rights generally, and the general principles of equity.

(c)

Ownership of Shares and Other Securities. The Shareholder is the sole registered and/or beneficial owner of its Subject Securities. The Shareholder does not own or have any interest in any securities of the Company other than the Subject Securities. The Shareholder is and will be immediately prior to the Effective Date, the registered and/or beneficial owner of the Subject Securities, with good and marketable title thereto, free and clear of any and all Encumbrances.

(d)

No Breach. Neither the execution and delivery of this Agreement by the Shareholder, the consummation by the Shareholder of the transactions contemplated hereby nor the compliance by the Shareholder with any of the provisions hereof will:

(i)

result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) (or give rise to any third party right of termination, cancellation, material modification, acceleration, purchase or right of first refusal) under any provision of the certificate of incorporation, articles, by-laws or any other constating document of the Shareholder, or under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, contract, license, agreement, lease, permit or other instrument or obligation to which the Shareholder is a party or by which the Shareholder or any of its properties or assets (including the Subject Securities) may be bound,

(ii)

require on the part of the Shareholder any filing with (other than pursuant to the requirements of applicable securities legislation, which filings the Shareholder will undertake) or permit, authorization, consent or approval of, any Governmental Entity or any other person, or

(iii)

subject to compliance with any approval or Laws contemplated by the Arrangement Agreement, violate or conflict with any judgement, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Shareholder or any of its properties or assets, in each case other than as would not be reasonably expected to have a materially adverse effect on the Shareholder’s ability to perform its obligations hereunder.

(e)

No Proceedings. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any Governmental Entity, or, to the knowledge of the Shareholder, threatened against the Shareholder or any of its properties that, individually or in the aggregate, could reasonably be expected to have an adverse effect on the Shareholder’s ability to consummate the transactions contemplated by this Agreement. There is no order of any Governmental Entity against the Shareholder that could prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have an adverse effect on the Shareholder’s ability to consummate the transactions contemplated by this Agreement.

(f)

No Agreements. No person has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or transfer of any of the Subject Securities, or any interest therein or right thereto, except pursuant to this Agreement or the Arrangement Agreement.

(g)

Voting. The Shareholder has the sole and exclusive right to enter into this Agreement and to vote the Subject Securities (which have the right to vote). None of the Subject Securities is subject to any proxy, power of attorney, attorney-in-fact, voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind.

(h)

Consents. No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity or other person is required to be obtained by the Shareholder in connection with the execution, delivery or performance of this Agreement.

(i)

Legal Proceedings. To the knowledge of the Shareholder, there are no legal proceedings in progress or pending before any Governmental Entity or threatened against the Shareholder or any judgment, decree or order against the Shareholder that would adversely affect the title of the Shareholder to any of the Subject Securities.

Section 3.2     Representations and Warranties of the Purchaser

The Purchaser hereby represents and warrants and covenants to the Shareholder, acknowledging that the Shareholder is relying upon such representations, warranties and covenants in entering into this Agreement:

(a)

Capacity. The Purchaser validly subsists under the laws of the State of Delaware and has necessary requisite corporate power and capacity to execute and deliver this Agreement and to perform its obligations hereunder.

(b)

Authorization. The execution, delivery and performance of this Agreement by the Purchaser have been duly authorized and no other internal proceedings on its part are necessary to authorize this Agreement or the transactions contemplated hereunder.

(c)

Enforceable. This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditors’ rights generally, and to public policy and the general principles of equity.

Article 4
TERMINATION

Section 4.1     Termination

This Agreement may be terminated:

(a)	at any time upon the written agreement of the Purchaser and the Shareholder;

(b)

by the Shareholder if the Purchaser and the Company, without the prior written consent of the Shareholder, amend the terms of the Arrangement Agreement in a manner that reduces the amount of consideration payable in respect of the Subject Securities;

(c)	by the Purchaser or the Shareholder if the Arrangement Agreement is terminated in accordance with its terms;

(d)

by the Shareholder if (i) any of the representations and warranties of the Purchaser under this Agreement shall not be true and correct in all material respects, or (ii) the Purchaser shall not have complied with its covenants to the Shareholder contained in this Agreement in all material respects; or

(e)

by the Purchaser if (i) any of the representations and warranties of the Shareholder under this Agreement shall not be true and correct in all material respects, or (ii) the Shareholder shall not have complied with its covenants to the Purchaser contained in this Agreement in all material respects.

Section 4.2     Effect of Termination

If this Agreement is terminated in accordance with this Article 4, the provisions of this Agreement will become void and no party shall have liability to any other party, except in respect of a breach of this Agreement which occurred prior to such termination and the Shareholder shall be entitled to withdraw any form of proxy or power of attorney or voting instruction which it may have given with respect of the Subject Securities or, if applicable, to withdraw any deposited Subject Securities to any take-over bid.

Article 5
GENERAL

Section 5.1     Fiduciary Obligations

The Purchaser agrees and acknowledges that the Shareholder is bound hereunder solely in his, her or its capacity as a shareholder of the Company and that the provisions of this Agreement shall not be deemed or interpreted to bind the Shareholder or any of its directors, officers or principal shareholders in his or her capacity as a director or officer of the Company or any of its Subsidiaries. For the avoidance of doubt, nothing in this Agreement shall limit or restrict any party from properly fulfilling his or her fiduciary duties as a director or officer of the Company.

Section 5.2     Further Assurances

Each of the Shareholder and the Purchaser will, from time to time, execute and deliver all such further documents and instruments and do all such acts and things as the other party may reasonably require and at the requesting party’s cost to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

Section 5.3     Disclosure

Each of the Shareholder and the Purchaser hereby consents to the disclosure of the substance of this Agreement in any press release or any circular relating to the Company Meeting and to the filing of this Agreement (a) as an exhibit to any filing by the Purchaser with the SEC of a Schedule 13D or report on Form 8-K relating to the Arrangement and (b) on SEDAR. The parties shall coordinate in the making and dissemination of any public announcement relating to the subject of this Agreement.

Except as set forth above or as required by applicable Laws or by any Governmental Entity, the Shareholder shall not make any public announcement or statement with respect to this Agreement without the approval of the Purchaser, which shall not be unreasonably withheld or delayed. The Shareholder agrees to consult with the Purchaser prior to issuing each public announcement or statement with respect to this Agreement, subject to the overriding obligations of Laws.

Section 5.4     Time

Time shall be of the essence in this Agreement.

Section 5.5     Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and of Canada applicable therein.

Section 5.6     Entire Agreement

This Agreement, including the schedules hereto and the provisions of the Arrangement Agreement incorporated herein by reference, constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior agreement, representation or understanding with respect thereto.

Section 5.7     Amendments

This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

Section 5.8     Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

Section 5.9     Assignment

The provisions of this Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that neither party may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement without the prior written consent of the other party hereto, except that the Purchaser may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement to an affiliate, without reducing its own obligations hereunder, without the consent of the Shareholder.

Section 5.10     Survival

If this Agreement is terminated, this Agreement shall become void and of no further force or effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement.

Section 5.11     Notices

Any notice, request, consent, agreement or approval which may or is required to be given pursuant to this Agreement shall be in writing and shall be sufficiently given or made if delivered, or sent by facsimile, in the case of:

(a)	the Purchaser, addressed as follows:

Hecla Mining Company
6500 North Mineral Drive
Suite 200
Coeur d’Alene, ID 83815-9408

Attention:	David C. Sienko, Vice President – General Counsel
Facsimile:	(208) 209-1278
Email:	DSienko@hecla-mining.com

with a copy (which shall not constitute notice) to:

Cassels Brock & Blackwell LLP
Suite 2200, HSBC Building
885 West Georgia Street
Vancouver, BC
V6C 3E8

Attention: Gordon Chambers

Facsimile: (604) 691-6120

Email: gchambers@casselsbrock.com

And a copy to (which shall not constitute notice) to:

K&L Gates LLP

70 W. Madison St., Ste. 3100

Chicago, Illinois 60602-4207

Attention:	J. Craig Walker
Facsimile:	(312) 827-8179
Email:	craig.walker@klgates.com

(b)	the Shareholder, as set forth on the signature page to this Agreement.

or to such other address as the relevant person may from time to time advise by notice in writing given pursuant to this Section. The date of receipt of any such notice, request, consent, agreement or approval shall be deemed to be the date of delivery or sending thereof if sent or delivered during normal business hours on a business day at the place of receipt and, otherwise, on the next following business day.

Section 5.12     Specific Performance and other Equitable Rights

It is recognized and acknowledged that a breach by any party of any material obligations contained in this Agreement will cause the other party to sustain injury for which it would not have an adequate remedy at law for money damages. Accordingly, in the event of any such breach, any aggrieved party shall be entitled to the remedy of specific performance of such obligations and interlocutory, preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

Section 5.13     Expenses

Each of the parties shall pay its respective legal, financial advisory and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed or prepared pursuant hereto and any other costs and expenses whatsoever and howsoever incurred.

Section 5.14     Counterparts

This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the parties.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

Hecla mining company

By:	/s/ Dean W.A. McDonald
Name: Dean McDonald
Title: Senior VP Exploration

[SIGNATURE PAGE TO SUPPORT AGREEMENT]

John Antwi
(Print Name of Shareholder)

/s/ John Antwi
(Signature of Shareholder or Authorized Signatory)

-----------------------
(Place of Residency)

John Antwi, Senior Vice President
(Print Name and Title)

Address:	-----------------------

-----------------------

-----------------------

Telephone:	-----------------------

Facsimile:

26,364
(Number of Shares Held)

300,000
(Number of Options Held)

45,718
(Number of RSUs Held)

0
(Number of DSUs Held)

31,385
(Number of PSUs Held)

0
(Number of Warrants Held)

[SIGNATURE PAGE TO SUPPORT AGREEMENT]